Exhibit 99.1


                 Intermec Announces Second Quarter 2006 Results


    EVERETT, Wash.--(BUSINESS WIRE)--Aug. 3, 2006--Intermec, Inc.
(NYSE:IN)

    --  Q2 Revenues of $231.4M, at upper end of Intermec's guidance

    -- EPS from Continuing Operations of $0.18, significantly exceeds guidance of $0.07 to $0.11

    -- Cash Equivalents and Short-Term Investments increase to historic high of $322.8M

    -- Intermec and Symbol reach landmark resolution to settle intellectual property (IP) disputes

    Intermec, Inc. (NYSE:IN) today announced financial results for its second fiscal quarter of 2006.
    Intermec reported 2006 second quarter revenues of $231.4 million and net earnings from continuing operations of $11.3 million, or $0.18 per diluted share, compared to 2005 second quarter revenues of $217.5 million and earnings of $11.9 million, or $0.19 per diluted share.
    The results for the current quarter include a pre-tax gain of $2.3 million, or $0.02 per share, from the gain on investment in Savi Technology, whose sale to Lockheed Martin was completed in June of 2006. The 2006 second quarter also includes a restructuring charge relating to the planned closure of the Company's design centers in Goteborg and Lund, Sweden, which negatively impacted operating profit by ($1.1) million, or ($0.01) per share. The Company's 2006 second quarter includes ($1.0) million of incremental stock compensation expense recorded under the provisions of FAS 123-R, which negatively impacted EPS by ($0.01) per share.
    The effective tax rate for the current-quarter was 37 percent, compared to 32 percent in the prior-year quarter.
    Second quarter 2006 revenue increased 6.4 percent, compared to the prior-year quarter. Geographically, North American revenues increased 8 percent over the comparable prior-year period. Revenues in Europe, Mid-East and Africa (EMEA) increased 3 percent; and the rest of the world, consisting of Asia Pacific and Latin America, increased 9 percent.
    By product line during the second quarter, Systems and Solutions revenue increased 9 percent and Printer and Media revenues decreased 3 percent over the comparable prior-year period. Service revenue increased 7 percent over the comparable prior-year period.
    "We're encouraged by the revenue and earnings per share results Intermec delivered during its second quarter," said Larry D. Brady, Chairman and CEO. "Contributing to the quarter's positive outcome was our ability to leverage our productivity improvement programs while still supporting strategic future growth opportunities in R&D."

    Other Business Highlights

    Symbol Technologies and Intermec reached a landmark resolution that settles all outstanding intellectual property (IP) disputes between the two companies. Under the settlement agreement, Intermec and Symbol have cross-licensed certain patents, have entered into four-year covenants not to sue with respect to remaining patents, and have released patent infringement damage claims that may have existed on the settlement date or may arise before the covenants expire. The specific terms of the settlement agreement are confidential.
    METRO Group, one of the world's largest retailers, has gone live with Intermec Gen 2 RFID (radio frequency identification) technology in its Cash & Carry wholesale stores throughout Germany. METRO suppliers now are able to ship tagged pallets with Gen 2 RFID technology.
    Intermec introduced a full array of new products during the quarter. The PB42, a new portable printer that is lightweight, rugged with integrated Bluetooth(tm) capability in a compact design, offers the convenience of a personal area network (PAN) for receipt printing to frontline workers. The PD41 bar code printer, housed in a rugged metal case, makes best-in-class performance and versatility for transportation and logistics, light industrial and retail applications.
    The new IP4 portable RFID reader delivers first-of-its-kind capability by combining the power of a handheld mobile computing device equipped with multiple radios (PAN, LAN and WAN) as well as a multi-protocol RFID radio that can be used worldwide. Intermec RFID also introduced a reusable, ruggedized rigid RFID tag capable of withstanding temperature extremes and hazardous exposures common in manufacturing and material handling operations.
    The introduction of two new scan engines, the EL20, a standard range-plus scan engine, the second in our series of micro-electromechanical systems ("MEMS")-based scan engines, and the EV12 linear imager engine further enhances Intermec's breadth of scanning products and capabilities. In addition, version 2.2 of Intermec's SmartSystems technology was released, providing intelligence and capabilities that allow communication between an Intermec system console and all Intermec devices on that system, including those in multiple and remote locations. The system automatically configures SmartSystems-enabled ADC equipment, downloads security patches and performs routine maintenance.
    Frost & Sullivan awarded its 2006 Supply Chain Enabling Technology Award to Intermec, citing Intermec's dedication to developing and strengthening supply chain technologies and its special understanding of customer requirements. Intermec received special recognition for development of its Intellibeam EL10 bar code scan engine, the first in Intermec's family of ADC scan engines that use MEMS-based technology.
    Intermec has attained Gold Certified Partner status in the Microsoft Partner Program, which recognizes Intermec's expertise and impact in the technology marketplace. As a Gold Certified Partner, Intermec has demonstrated expertise with Microsoft technologies and a proven ability to meet customers' requirements.
    The Company's cash equivalents and short-term investments position at the end of the second quarter reached a historic high of $322.8 million, an increase of $20.3 million during the second quarter. The increase in cash equivalents and short-term investments primarily resulted from cash flows from operating activities.
    Intermec also reported today its GAAP basis outlook for the third quarter and full fiscal year 2006.

    Third Quarter Outlook

    -- Revenues are expected within a range of $230 million to $240 million

    -- Diluted EPS from continuing operations are expected within a range of $0.17 to $0.21

    Full Year 2006 Outlook

    -- Revenues are expected within a range of $953 million to $973 million.

    -- Diluted EPS from continuing operations are expected within a range of $0.90 to $1.00

    Intermec will hold a conference call on August 3, 2006 at 5 p.m. EDT (2 p.m. PDT). The call will be hosted by Intermec, Inc. Chairman and Chief Executive Officer, Larry D. Brady, President and COO, Steven
J. Winter, Controller and Acting Chief Financial Officer, Rick B. Anderson and Director of Investor Relations, Kevin P. McCarty. The dial-in numbers for participants is 1-(888) 790-1641 (US); 1-(210) 234-0001 (International); Passcode: ("Intermec").
    The call will be broadcast on the Internet via a link from the investor's Web page at the Intermec website at www.intermec.com/InvestorRelations

    About Intermec Inc.

    Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. They include, but are not limited to, statements about the Company's ability to continue to improve profit of its business segments, compete effectively with its current product lines, effectively complete the closure of certain facilities and redeploy related function, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.




                            INTERMEC, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
      (Unaudited, amounts in thousands except per share amounts)

                               Three Months Ended   Six Months Ended
                               ------------------- -------------------
                                July 2,   July 3,   July 2,   July 3,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenues
     Product                   $192,440  $181,007  $358,790  $342,950
     Service                     38,997    36,452    76,478    71,004
     Intellectual property
      settlement                      -         -    23,000         -
                               --------- --------- --------- ---------
           Total Revenues       231,437   217,459   458,268   413,954

Costs and Expenses
     Cost of product revenues   116,401   101,954   217,015   194,701
     Cost of service revenues    21,413    21,084    44,274    41,970
     Cost of intellectual
      property settlement             -         -     6,462         -
     Selling, general and
      administrative             78,496    75,777   156,289   148,548
     Restructuring charge         1,135         -     2,242         -
                               --------- --------- --------- ---------
           Total Costs and
           Expenses             217,445   198,815   426,282   385,219
                               --------- --------- --------- ---------
Operating Profit From
 Continuing Operations           13,992    18,644    31,986    28,735
Gain on sale of investments       2,305         -     2,305         -
Interest income (expense), net    1,766    (1,120)    2,910    (3,246)
                               --------- --------- --------- ---------
Earnings From Continuing
 Operations Before Taxes         18,063    17,524    37,201    25,489
     Provision for income taxes   6,767     5,669    10,835     8,222
                               --------- --------- --------- ---------
Earnings From Continuing
 Operations                      11,296    11,855    26,366    17,267
     Earnings (loss) from
      discontinued operations,
      net of tax                   (940)      213    (2,019)   (1,719)
                               --------- --------- --------- ---------
Net Earnings                    $10,356   $12,068   $24,347   $15,548
                               ========= ========= ========= =========

Basic Earnings per Share
     Continuing operations         0.18     $0.19     $0.42     $0.28
     Loss from Discontinued
      operations                  (0.02)     0.01     (0.03)    (0.03)
                               --------- --------- --------- ---------
         Net earnings per share   $0.16     $0.20     $0.39     $0.25
                               ========= ========= ========= =========

Diluted Earnings per Share
     Continuing operations         0.18     $0.19     $0.41     $0.28
     Loss from Discontinued
      operations                  (0.02)     0.00     (0.03)    (0.03)
                               --------- --------- --------- ---------
         Net earnings per share   $0.16     $0.19     $0.38     $0.25
                               ========= ========= ========= =========

Shares Used in Computing
 Earnings (Loss) per Share
     Basic                       63,252    61,361    63,138    61,228
     Diluted                     64,529    62,768    64,565    62,792



                            INTERMEC, INC.
                      CONSOLIDATED BALANCE SHEETS
                   (Unaudited, amounts in thousands)


                                                   July 2,  Dec. 31,
                                                    2006      2005
                                                  --------- ---------

                                Assets

Current Assets:
       Cash and cash equivalents                  $303,683  $256,782
       Short-term investments                       19,130         -
       Accounts receivable, net                    162,379   180,985
       Inventories                                 104,628    82,088
       Net deferred tax assets                      51,554   100,656
       Assets held for sale                          8,239     8,517
       Other current assets                         18,275    29,468
                                                  --------- ---------
          Total Current Assets                     667,888   658,496

Property, Plant and Equipment, Net                  38,778    30,820

Other Intangibles, Net                               6,794     6,871

Net Deferred Tax Assets                            182,046   137,578

Other Assets                                        63,424    68,955
                                                  --------- ---------
Total Assets                                      $958,930  $902,720
                                                  ========= =========

               Liabilities and Shareholders' Investment

Current Liabilities:
       Accounts payable and accrued expenses      $155,399  $148,731
       Payroll and related expenses                 30,639    31,011
       Deferred revenue                             44,861    38,369
                                                  --------- ---------
          Total Current Liabilities                230,899   218,111

Deferred Revenue                                    19,479    20,095
Long-term Debt                                     100,000   100,000
Other Long-term Liabilities                         89,754    88,711

Shareholders' Investment:
       Common stock                                    632       627
       Additional paid-in capital                  750,362   736,224
       Accumulated deficit                        (220,557) (244,903)
       Accumulated other comprehensive income
        (loss)                                     (11,639)  (16,145)
                                                  --------- ---------

          Total Shareholders' Investment           518,798   475,803
                                                  --------- ---------

Total Liabilities and Shareholders' Investment    $958,930  $902,720
                                                  ========= =========




    CONTACT: Intermec, Inc.
             Kevin P. McCarty, Director of Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com